Exhibit 99.2
CONSENT AND JOINDER AGREEMENT

THIS CONSENT AND JOINDER AGREEMENT (this “Joinder Agreement”) to the Voting Agreement, dated as of December 20, 2020 (the “Voting Agreement”), by and among Mirasol Parent, LLC (“Parent”), RealPage, Inc. (the “Company”), and the stockholders of the Company listed therein on Schedule A (each, a “Stockholder” and collectively, the “Stockholders”), is made and entered into as of February 15, 2021 (the “Effective Date”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Voting Agreement.
Pursuant to and in accordance with Section 2.02(B)(iii) of the Voting Agreement, the undersigned transferee (the “Transferee”) hereby consents and agrees to be bound by and subject to the terms and provisions of the Voting Agreement with respect to 284,062 Covered Shares proposed to be Transferred to such Transferee to the same extent as if such Transferee were a Stockholder party thereto. For the avoidance of doubt, nothing in this Joinder Agreement shall be deemed to apply to the Specified Shares.

Signature Page Follows

IN WITNESS WHEREOF, the undersigned Transferee has executed this Joinder Agreement as of the Effective Date.

WINN FAMILY FOUNDATION INC.
By:    /s/ Stephen T. Winn
Name: Stephen T. Winn
Title: President